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                                                                    EXHIBIT 99.l


September 30, 1999



Choice Funds
5299 DTC Boulevard
Englewood, Colorado  80111


         Re: Subscription for the Purchase of Shares of Beneficial Interest Of the Choice Focus Fund

Dear Sirs:

         The undersigned hereby subscribes to purchase 10,000 shares of beneficial interest of the Choice Focus Fund, at a price of $10.00 per share, and agrees to pay therefor upon demand in cash the amount of $100,000.00.

Very truly yours,

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By:
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